Exhibit 99.01

Contacts:	Steven J. Blad	James E. Crabbe	Yvonne L. Zappulla
	Chief Executive Officer	Chairman	Managing Director
	VendingData™ Corporation	VendingData™ Corporation	Wall Street Investor Relations Corp.
	702-733-7195	971-235-9101	212-681-4108
	investorrelations@vendingdata.com	jcrabbe@vendingdata.com	Yvonne@WallStreetIR.com

VendingData™ Corporation Reports Third Quarter 2004 Financial Results

LAS VEGAS, Nevada- (PRNewswire)-November 15, 2004-VendingData™ Corporation (AMEX: VNX), today reported financial results for its third quarter ended September 30, 2004.  The Company reported revenues of $1.2 million, which compares to $2.1 million for the previous quarter of 2004 and $2.5 million for the third quarter of 2003. The decrease in total revenues was due to delays in obtaining expected orders for SecureDrop® as well as a decline in sales of the Random Ejection Shuffler™ as the Company nears the launch of its next generation multi-deck shuffler, RandomPlus™.  Sales of Deck Checker™ units, which represented 78 percent of third quarter revenues, also experienced a 9.2 percent decrease from the prior quarter due to the timing of additional approvals from relevant gaming jurisdictions.

The Company reported a net loss applicable to common stockholders for the third quarter of $2.4 million or $0.14 per share, which includes a $575,000 non-cash, pre-tax reserve for inventory obsolescence related to the Random Ejection Shuffler™ and a portion of SecureDrop® hard count inventory.   Excluding the reserve, the Company would have reported a net loss of $1.8 million or $0.10 per share, in line with the Company’s guidance reported on October 21, 2004. The Company reported a loss per share of $0.06 for its second quarter ended June 30, 2004.  Upon commencement of sales of the RandomPlus™ shuffler, the VendingData™ management believes there will be an additional obsolescence reserve of the Random Ejection Shuffler™ inventory, estimated to be in the range between $700,000 and $1,200,000,  taken in future periods based on then existing factors.

Though the Company experienced a decline in revenue in the current quarter, its cost of sales during the three-month period increased due to the establishment of the inventory reserve, which resulted in a negative gross margin of 24.1 percent.  This compares to a gross margin percentage of 43.1 percent for the third quarter of the prior year and 48.1 percent for the second quarter of the current year.  Excluding this reserve, the Company’s gross margin for the quarter would have been 25.5 percent, due to the lower level of revenue.

Cash and equivalents on September 30, 2004 were $2.7 million compared to $2.4 million on June 30, 2004 and $11.5 million on December 31, 2003. Total liabilities increased to $8.2 million in the current quarter, compared to $5.4 million in the prior quarter and $9.9 million on December 31, 2003, reflecting the $3.2 million long term debt financing secured during the quarter.  Interest expense in the quarter totaled $198,000 compared to $232,000 in the prior quarter and $760,000 in the quarter ended September 30, 2003.  The Company believes that it has sufficient liquidity to support its operations into the first quarter of 2005 and has expressed confidence that additional capital can be raised to meet its needs in 2005.  As of today, a $3 million lease line of credit is available to the Company.

Product Development Program Accelerates

The Company recently announced that is has received approval from the Nevada Gaming Control Board for its new PokerOne™ shuffler and that it may now commence sales of the product in that state. This approval is in addition to numerous other approvals for the new shuffler recently received from Gaming Laboratories International, Inc, which permits the shuffler to be offered for sale in numerous other jurisdictions in the U.S.  Based on approvals received to date, the Company expects orders and deliveries of PokerOne™ to commence in its fourth quarter ending December 31, 2004. In addition to PokerOne™, earlier this year the Company announced its plans to launch RandomPlus™, its next generation Random Ejection Shuffler, as well as a new roulette chip sorting product.  Both are expected to generate revenues in 2005.

Patent Matters

The Company previously announced that on October 14, 2004 Shuffle Master, Inc. filed a Motion for Preliminary Injunction seeking to enjoin VendingData™ from infringing its U.S. Patent No. 6,655,684 through the use, importing and offering for sale of its PokerOne™ shuffler. A hearing date for the motion will take place on November 29, 2004. The motion is further to the original patent infringement action filed against the Company announced on October 5, 2004. The Company believes that the Motion is without merit and it intends to vigorously defend its intellectual property rights.

Steven J. Blad, VendingData’s™ CEO, commented, “Our Company is dedicated to contribute to the growth of the gaming industry and to the products that lead to increased satisfaction and reliability for casinos and its patrons throughout the world.  Over the past year, the introduction of the Deck Checker™ contributed a high portion of the company’s sales.  We expect that new product introductions in the fourth quarter 2004 and continuing into 2005 will progressively improve revenues.  Year to date the Deck Checker™ and PokerOne™ were required to undergo a highly demanding product approval process, the timing of which was difficult to predict. It has been the Company’s experience however, that once clearance is received, market reception for our products has been encouraging.”

CONFERENCE CALL

Conference Call Details:

Date/Time: Monday, November 15, 2004—4:00 p.m. (ET)

Telephone Number: 800-320-2978

International Dial-In Number: 617-614-4923

Participant Pass code: 42569821

It is recommended that participants phone-in at least 10 minutes before the call is scheduled to begin. The conference call can also be accessed on the Internet through CCBN at www.fulldisclosure.com. A replay of the conference call in its entirety will be available approximately one hour after its completion for 7 days by dialing 888-286-8010 (U.S.), 617-801-6888 (International) and entering the pass code 55021066.

About VendingData™ Corporation

VendingData™ Corporation is a Las Vegas-based developer, manufacturer and marketer of products for the gaming industry including the SecureDrop® System, Deck-Checker™ and Random Ejection Shuffler™ line.  The Company’s products are currently installed in casinos throughout the United States, including Caesars Palace, Circus Circus, Harrah’s Entertainment, Luxor, Oneida Bingo & Casino and the Venetian.  International customers include casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData Web site at http://www.vendingdata.com.

This release contains forward-looking statements.  Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations.  Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: failure to obtain adequate liquidity sources on terms acceptable to the Company; an adverse outcome to pending patent infringement litigation; failure to accelerate and focus on successful sales efforts; pending regulatory approval issues; completion of Company staffing and efficiency improvements due to the transfer of many operations to China; completion of definitive documents between the parties; failure to develop mutually acceptable products; changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; competitive advances; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and/or unanticipated future litigation; regulatory and jurisdictional issues involving VendingData™ Corporation or its products or the parties products described herein, and for the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers both nationally and internationally; compliance with foreign laws and regulations; and the risks and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission.

# # #

VENDINGDATA CORPORATION

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Sales	$981,532	$2,187,003	$3,852,242	$5,342,670
Rental	137,002	269,750	509,175	938,852
Other	42,782	9,399	152,317	39,485
	1,161,316	2,466,152	4,513,734	6,321,007
Operating expenses:
Cost of sales	865,232	1,403,546	5,042,677	3,566,691
Selling, general and administrative	1,581,271	1,267,831	4,459,217	4,303,496
Research and development	289,498	336,910	961,058	709,770
Inventory write down	575,446	—	575,446	—
	3,311,447	3,008,287	8,710,578	8,579,957
Loss from operations	(2,150,131)	(542,135)	(4,196,844)	(2,258,950)

Interest expense, unrelated parties	188,261	620,569	682,362	1,709,430
Interest expense, related parties	9,460	139,256	24,523	413,559
Gain on disposition of assets	—	—	(567)	—
Total interest expense, net	197,721	759,825	706,318	2,122,989

Net loss	$(2,347,852)	$(1,301,960)	$(4,903,162)	$(4,381,939)

Basic and Diluted loss per share	$(0.14)	$(0.17)	$(0.29)	$(0.57)

Weighted average shares outstanding	17,198,198	7,646,430	17,184,127	7,636,185

VENDINGDATA CORPORATION

BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,685,355	$11,526,664
Current portion of accounts receivable, trade, net of allowance for uncollectables of $149,190 and $125,530	3,863,576	2,354,054
Due from affiliate	40,602	31,802
Other receivables	99,212	29,836
Inventories	5,721,798	4,150,414
Prepaid expenses	391,658	52,028
	12,802,201	18,144,798

Equipment rented to customers, net of accumulated depreciation of $506,727 and $316,245	458,217	608,555
Property and equipment, net of accumulated depreciation of $2,163,868 and $1,859,206	931,803	1,063,951
Intangible assets, net of accumulated amortization of $399,284 and $288,203	1,168,847	1,282,088
Due from affiliate - non current	118,800	118,800
Accounts receivable, trade, net of current portion, less unamortized discount	1,468,394	1,140,984
Deferred expenses	624,334	250,697
Deposits	931,058	1,284,827
Other assets	—	265,478
	$18,503,654	$24,160,178

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of leases payable	$1,861,697	$2,237,073
Accounts payable	1,109,602	1,727,460
Accrued expenses	512,894	824,307
Deferred revenues, current portion	239,215	171,875
Short-term debt	238,250	270,743
Current portion of convertible debt	—	2,368,077
Customer deposits	196,360	178,805
	4,158,018	7,778,340

Deferred revenues, net of current portion	243,175	219,890
Notes payable, net of current portion	3,250,000	—
Leases payable, net of current portion	560,133	1,916,723
	8,211,326	9,914,953
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.001 par value, 25,000,000 shares authorized, 17,198,198 and 16,765,580 shares issued and outstanding	17,198	16,766
Additional paid-in capital	59,760,641	58,810,806
Deficit	(49,485,511)	(44,582,347)
Total stockholders’ equity	10,292,328	14,245,225
Total liabilities and stockholders’ equity	$18,503,654	$24,160,178